Exhibit 99.1

American Financial Group, Inc. Announces Intention to Hold its 2020 Annual Meeting of Shareholders in a Virtual Meeting Format

CINCINNATI – April 30, 2020 – American Financial Group, Inc. (NYSE: AFG) today announced that it intends to adjourn its 2020 Annual Meeting of Shareholders scheduled for Wednesday, May 20, 2020 at 11:00 a.m., Eastern time and reconvene promptly after adjournment exclusively in a virtual format.  AFG’s proxy materials were mailed on or around April 3 and disclosed the possibility of participation or attendance solely by means of remote communication.

Due to continued public health precautions surrounding the COVID-19 pandemic and guidelines regarding in-person gatherings, AFG will conduct its 2020 Annual Meeting of Shareholders in a virtual format. The Company believes that this method will help to protect the health and well-being of AFG’s shareholders, employees and directors, while continuing to participate as outlined below.

The record date to determine shareholders who are entitled to attend or vote at the meeting has not changed.  To participate, shareholders of record as of the close of business on March 27, 2020 must login at www.virtualshareholdermeeting.com/AFG2020 and enter the control number included on their proxy card, voting instruction form or other notice received.

Shareholders accessing the virtual meeting using their control numbers will also be able to vote and ask questions at the meeting.  No control number is required for those attending the meeting as a guest, but those attending as guests will not be able to vote their shares or ask questions.

The Company encourages shareholders to vote in advance of the Annual Meeting by internet, phone, or mail.  The proxy card included with the Annual Meeting proxy materials will not be updated to reflect the information above and may continue to be used to vote shares in connection with the Annual Meeting.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets of approximately $68 billion as of March 31, 2020. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed and indexed annuities in the retail, financial institutions, broker-dealer, and registered investment advisor markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Contact:
Diane P. Weidner, IRC
Asst. Vice President - Investor & Media Relations
513-369-5713

Websites:
www.AFGinc.com
www.GreatAmericanInsuranceGroup.com

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AFG2020-10